                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number:
                                   __________

                                  CUS II, Inc.
             (Exact name of registrant as specified in its charter)
                                   __________

                           3140 William Flinn Highway
                        Allison Park, Pennsylvania 15101
                                 (412) 486-9100

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   __________

                          9 3/4% Senior Notes due 2007
            (Title of each class of securities covered by this Form)

                                   __________

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                                   __________

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)    [ ]      Rule 15d-6              [x]
            Rule 12h-3(b)(1)(i)     [ ]


          Approximate number of holders of record as of the certification or notice date:

                              One holder of record

          Pursuant to the requirements of the Securities Exchange Act of 1934 CUS II, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



          DATE:  March 3, 2000           By: /s/ M. William Lightner, Jr.
                                             ----------------------------
                                             M. William Lightner, Jr.
                                             Treasurer